Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and to the incorporation by reference therein of our reports dated February 24, 2023, with respect to the consolidated financial statements and schedules of Physicians Realty Trust, and the effectiveness of internal control over financial reporting of Physicians Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

January 9, 2024